Exhibit 99.1

Attovia Therapeutics Reports Third Quarter 2026 Financial Results and Provides a Corporate Update

Announced positive topline 12-week Phase 1b results for ATTO-1310 in patients with chronic pruritus (CP) and high-itch atopic dermatitis (AD)

Initiation of global Phase 2 trials of ATTO-1310 in patients with chronic pruritus of unknown origin (CPUO) and high-itch AD expected in 1H 2027

Initiation of Phase 1 trials for ATTO-2306 and ATTO-1091 expected in 1H 2027

Cash, cash equivalents, and marketable securities of approximately $395.9 million as of September 30, 2026, expected to provide cash runway into 2030

SAN CARLOS, Calif., November 9, 2026 – Attovia Therapeutics, Inc. (“Attovia” or the “Company”) (Nasdaq: ATTO), a clinical-stage biopharmaceutical company developing next-generation biotherapeutics for immune-mediated diseases with high unmet need, today reported financial results for the third quarter ended September 30, 2026, and provided a corporate update.

“During the third quarter, we continued to execute on our clinical development priorities, positioning Attovia for an exciting and potentially transformative year ahead,” said Tao Fu, Founder and Chief Executive Officer of Attovia. “The recently announced 12-week topline results from our ATTO-1310 Phase 1b trial exceeded our expectations, building on the compelling Week 4 findings and providing further evidence supporting our differentiated target product profile: rapid, deep, and durable itch relief, meaningful skin lesion improvements, the potential for quarterly dosing, and a favorable safety profile. These results reinforce our confidence in ATTO-1310’s potential to become a next-generation IL-31 therapy for millions of patients suffering from chronic itch conditions. We have also made significant progress in preparing for our two Phase 2 ATTUNE trials in CPUO and high-itch AD, both of which remain on track to initiate in the first half of 2027. In parallel, we continue to advance ATTO-2306 and ATTO-1091 toward clinical development, positioning Attovia for multiple important milestones in 2027.”

Recent Pipeline Highlights and Upcoming Milestones

ATTO-1310 for pruritic diseases: a next-generation, half-life extended ATTOBODY-based Fc-fusion protein targeting the itch cytokine IL-31.

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Hosted a virtual KOL and ATTO-1310 clinical development update featuring leading experts Brian Kim, MD, MTR, FAAD, and Jonathan Silverberg, MD, PhD, MPH.
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Announced positive 12-week topline results from the Phase 1b study of ATTO-1310 in patients with CP and high-itch AD following a single dose of ATTO-1310. Results demonstrated the following:
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CP: a rapid, clinically meaningful reduction in itch of ≥4 points on the Peak Pruritus Numerical Rating Scale (PP-NRS4) was observed, with 82% of ATTO-1310-treated patients achieving PP-NRS4 vs. 22% with placebo (nominal p<0.01) at Week 12. A similar trend was observed in patients who were itch-free or nearly itch-free (PP-NRS<2), with 47% of ATTO-1310-treated patients achieving a response at Week 12 vs. 0% with placebo (p<0.05).

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High-itch AD: in patients with high-itch AD, a rapid reduction in itch was observed, with 44% of ATTO-1310-treated patients achieving PP-NRS4 at Week 4 vs. 25% with placebo. The treatment response was sustained through Week 12. In the more stringent itch-free or nearly itch-free (PP-NRS<2) analysis, 28% (5/18) of ATTO-1310-treated patients achieved a response at Week 12 vs. 13% (1/8) with placebo.
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Additionally, improvements in skin lesions were observed through Week 12, with 44% of ATTO-1310-treated patients achieving at least a 75% improvement on the Eczema Area and Severity Index (EASI-75) and 39% achieving clear or almost clear skin on the validated Investigator Global Assessment (vIGA 0/1), compared with approximately 13% on placebo for both measures.
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Safety and pharmacology: ATTO-1310 was generally well tolerated in both healthy volunteers (HVs) and patients, and demonstrated low immunogenicity. A single subcutaneous (SC) dose of ATTO-1310 led to rapid, sustained suppression of circulating IL-31 (approximately 95%) through Week 12, supporting the potential for quarterly dosing.
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Advanced preparations for the two Phase 2 ATTUNE trials in CPUO and high-itch AD, with both trials on track to initiate in the first half of 2027.
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The Phase 2 ATTUNE-CPUO trial design has been aligned with the U.S. Food and Drug Administration (FDA), and site activation is underway.
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The Phase 2 ATTUNE-AD trial protocol has been finalized, and site selection has been initiated.
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Presented three posters highlighting clinical and translational data for ATTO-1310 at the European Academy of Dermatology and Venereology (EADV) Congress 2026 and Fall Clinical Dermatology Conference 2026. Presentations included Phase 1a safety, pharmacokinetic, and pharmacodynamic data in healthy volunteers, new data supporting the key role of IL-31 across pruritic skin diseases, and interim Phase 1b results demonstrating early clinical activity in patients with CP and high-itch AD.
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Initiated the Phase 1b trial in patients with cholestatic pruritus associated with primary biliary cholangitis (PBC) or primary sclerosing cholangitis (PSC) in China, with topline results expected in the second half of 2027.

ATTO-2306 for AD and other immune-mediated skin diseases: a highly potent, half-life extended ATTOBODY-based bispecific antibody targeting IL-31 and IL-13.

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Presented a poster highlighting new preclinical data at the Fall Clinical Dermatology Conference 2026, demonstrating potent inhibition of IL-13 and IL-31 signaling, significant reductions in pruritus and inflammation in preclinical models, and an extended half-life in nonhuman primates.
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IND-enabling activities are ongoing, with Phase 1 trial initiation expected in the first half of 2027.

ATTO-1091 for inflammatory bowel disease: a next-generation ATTOBODY-based trispecific designed to target TL1A, IL-23p19, and integrin α4β7.

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IND-enabling activities are ongoing, with Phase 1 trial initiation expected in the first half of 2027.

Corporate Highlights

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Completed an upsized initial public offering in August 2026, raising approximately $332.4 million in aggregate gross proceeds, before deducting underwriting discounts, commissions, and other offering expenses. Attovia’s common stock began trading on the Nasdaq Global Market on August 5, 2026, under the ticker symbol “ATTO.”

Third Quarter Financial Results

Revenue: There was no collaboration revenue for the third quarter of 2026, compared to $0.4 million in the third quarter of 2025 attributable to research and development services provided under the EndPath RadioTherapeutics license agreement.

Cash Position: Cash, cash equivalents, and marketable securities were $395.9 million as of September 30, 2026, compared to $152.3 million as of December 31, 2025. The Company expects that its cash, cash equivalents, and marketable securities as of September 30, 2026, will be sufficient to fund its operations into 2030.

Research & Development (R&D) Expenses: Research and development expenses were $20.3 million for the third quarter of 2026, compared to $12.3 million for the third quarter of 2025. The increase in R&D expenses was primarily driven by clinical and manufacturing costs to advance ATTO-1310 toward completion of its Phase 1 trial, and manufacturing and preclinical costs to advance ATTO-2306 and ATTO-1091 in IND-enabling activities.

General & Administrative (G&A) Expenses: General and administrative expenses were $4.7 million for the third quarter of 2026, compared to $3.6 million for the third quarter of 2025. The increase in G&A expenses was primarily due to higher personnel costs to support the Company’s growth and higher administrative and facility-related expenses.

Net Loss: Net loss was $22.3 million for the third quarter of 2026, as compared to $13.8 million for the third quarter of 2025.

About Attovia Therapeutics, Inc.

Attovia™ is a clinical-stage biopharmaceutical company developing next-generation biotherapeutics for immune-mediated diseases with high unmet need. All of its product candidates have been internally discovered using its ATTOBODY™ biparatopic biologics platform. Attovia’s ATTOBODY platform uses an evolution-driven, high-throughput process that allows for rapid discovery and creation of a high diversity of potential product candidates.

Attovia’s lead programs include ATTO-1310, an anti-IL-31 therapeutic in clinical development for chronic pruritic diseases; ATTO-2306, a long-acting bispecific antibody targeting IL-31 and IL-13 in IND-enabling studies for atopic dermatitis and other immune-mediated skin diseases; and ATTO-1091, a trispecific antibody targeting TL1A, IL-23p19, and integrin α4β7 in IND-enabling studies for inflammatory bowel disease. Attovia’s other programs include highly innovative conditional ‘AND’-gated bispecific immune cell survival blockers and multispecifics.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements reflect the current beliefs and expectations of management. All statements other than statements of historical fact are statements that could be deemed forward-looking statements, including, without limitation, statements concerning the Company’s future plans and prospects; any expectations regarding the safety or efficacy of ATTO-1310, ATTO-2306, and ATTO-1091, and other candidates under development; the ability of such candidates to treat their indications; the planned timing of the Company’s clinical trials, data results, and further development of its product candidates; the sufficiency of the Company’s current cash, cash equivalents, and marketable securities to fund its operations; and the Company’s expected cash runway. In addition, when or if used in this press release, the words “may,” “could,” “should,” “anticipate,” “believe,” “estimate,” “expect,” “intend,” “plan,” “will,” “predict,” and similar expressions and their variants, as they relate to the Company, may identify forward-looking statements. Forward-looking statements are neither historical facts nor assurances of future performance. Although the Company believes the expectations reflected in such forward-looking statements are reasonable, the Company can give no assurance that such expectations will prove to be correct. Readers are cautioned that actual results, levels of activity, safety, performance, or events and circumstances could differ materially from those expressed or implied in the Company’s forward-looking statements due to a variety of factors, including risks and uncertainties related to the Company’s ability to advance its product candidates and obtain regulatory approval of and ultimately commercialize such product candidates, the timing and results of preclinical studies and clinical trials, the risk that topline or interim results from clinical trials, including results based on a limited number of patients, may not be predictive of final results or of results of later clinical trials, the Company’s ability to fund development activities and achieve development goals, its ability to protect its intellectual property, general business and economic conditions, and risks related to the impact on its business of macroeconomic and geopolitical conditions, including inflation, volatile interest rates, tariffs, instability in the global banking sector, public health crises, and geopolitical conflicts. Further information on potential risk factors that could affect the Company’s business and its financial results is detailed under the heading “Risk Factors” included in the documents the Company files from time to time with the U.S. Securities and Exchange Commission. Accordingly, readers are cautioned not to place undue reliance on these forward-looking statements. These forward-looking statements speak only as of the date of this press release, and Attovia undertakes no obligation to revise or update any forward-looking statements to reflect events or circumstances after the date hereof.

Investor and Media Contacts

Attovia Therapeutics

Heather Armstrong

Head of Investor Relations

ir@attovia.com

PJ Kelleher

LifeSci Advisors LLC

617-430-7579

pkelleher@lifesciadvisors.com

Attovia Therapeutics, Inc.

Condensed Consolidated Balance Sheets – Selected Data (unaudited)

(in thousands)

	September 30, 2026	December 31, 2025
Cash, cash equivalents, and marketable securities	$395,939	$152,268
Total assets	411,824	165,893
Total liabilities	14,083	15,103
Total stockholders' equity (deficit)	397,741	(107,436)

Attovia Therapeutics, Inc.

Condensed Consolidated Statements of Operations (unaudited)

(in thousands, except share and per share amounts)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2026	2025	2026	2025
Revenue
Collaboration revenue	$—	$360	$450	$360
Total revenue	—	360	450	360
Operating expenses
Research and development	20,290	12,317	55,982	37,761
General and administrative	4,734	3,645	11,250	10,925
Total operating expenses	25,024	15,962	67,232	48,686
Loss from operations	(25,024)	(15,602)	(66,782)	(48,326)
Other income (expense)
Interest income	2,787	1,855	5,254	5,022
Change in fair value of preferred stock tranche liability	—	—	—	(170)
Other income (expense), net	(34)	(32)	(86)	105
Total other income (expense), net	2,753	1,823	5,168	4,957
Net loss	$(22,271)	$(13,779)	$(61,614)	$(43,369)
Less: Accretion of redeemable convertible preferred stock to its redemption value	—	—	—	(271)
Net loss attributable to common stockholders	$(22,271)	$(13,779)	$(61,614)	$(43,640)
Net loss per share attributable to common stockholders, basic and diluted	$(0.76)	$(3.44)	$(4.86)	$(11.18)
Weighted-average common shares outstanding, basic and diluted	29,370,016	4,004,963	12,679,296	3,902,967